Exhibit 99.1

FOR IMMEDIATE RELEASE

ACUSPHERE ANNOUNCES PRICING OF COMMON STOCK AND WARRANT OFFERING

WATERTOWN, MA, December 7, 2006 — Acusphere, Inc. (NASDAQ: ACUS), announced that yesterday it entered into definitive agreements with institutional investors to raise $23.8 million in net proceeds, after deducting placement agent fees and estimated offering expenses, in a “registered direct” offering through the sale of shares of its common stock and warrants. Acusphere has entered into subscription agreements with these investors pursuant to which it has agreed to sell a total of 9,259,254 units, each unit consisting of (i) one share of common stock and (ii) one warrant to purchase 0.4 shares of common stock at an exercise price of $3.11 per share, for a purchase price of $2.75 per unit.  Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately.  The warrants will be exercisable beginning on June 12, 2007 and until December 12, 2011.  The closing of the transaction is scheduled to occur on December 12, 2006, subject to the satisfaction of customary closing conditions. Cowen and Company, LLC acted as exclusive placement agent for the offering.

A shelf registration statement relating to the securities that Acusphere intends to sell has previously been filed with, and has been declared effective by, the Securities and Exchange Commission (“SEC”).  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Cowen and Company, LLC or from the offices of Cowen and Company, LLC c/o ADP., 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106.